Exhibit 99.1

UDR Announces Pricing of Common Stock Offering

Company Release – May 30, 2012

DENVER—(BUSINESS WIRE)— UDR, Inc. (NYSE: UDR) today announced the pricing of a public offering of 19,000,000 shares of its common stock at a price of $25.70 per share, for net proceeds of approximately $468.5 million after underwriting discounts and commissions and estimated offering expenses (or approximately $538.8 million if the underwriters’ option to purchase additional shares is exercised in full). UDR has granted the underwriters a 30-day option to purchase up to an additional 2,850,000 shares of common stock. The offering is expected to close on June 4, 2012, subject to customary closing conditions. All of the shares of common stock were offered by the Company and will be issued under a currently effective shelf registration statement filed with the Securities and Exchange Commission.

The Company expects to use the net proceeds from the offering to repay approximately $364 million of its 3.3% secured debt due 2012-2014, to redeem all of its outstanding 6.75% Series G Preferred Stock for a total cash cost of $81.6 million plus accrued and unpaid dividends up to the redemption date, to repay a portion of the indebtedness currently outstanding under its unsecured credit facility and the balance for working capital and general corporate purposes.

BofA Merrill Lynch, J.P. Morgan, Citigroup, Credit Suisse and Morgan Stanley served as joint book-running managers for the offering. A preliminary prospectus supplement related to the public offering has been filed with the Securities and Exchange Commission and a final prospectus supplement will be made available. Copies of the preliminary prospectus supplement and final prospectus supplement, when available, may be obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated, 4 World Financial Center, New York, New York 10080, Attention: Prospectus Department or email dg.prospectus_requests@baml.com; J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York, 11717, telephone: (866) 803-9204; Citigroup Global Markets Inc., Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th floor, Brooklyn, New York 11220, toll free at 1-800-831-9146; Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, One Madison Avenue, New York, New York 10010, toll free at 1-800-221-1037 or email: newyork.prospectus@credit-suisse.com; or Morgan Stanley & Co. LLC, 180 Varick Street, 2nd Floor, New York, New York 10014, Attention: Prospectus Department, telephone: (866) 718-1649 or email: prospectus@morganstanley.com.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or other jurisdiction in which the offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any state or other jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of March 31, 2012, UDR owned or had an ownership position in 60,211 apartment homes, including 2,972 homes under development. For over 39 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates.

Forward Looking Statements

Certain statements made in this press release may constitute “forward-looking statements.” Words such as “expects,” “intends,” “believes,” “anticipates,” “plans,” “likely,” “will,” “seeks,” “estimates” and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements, by their nature, involve estimates, projections, goals, forecasts and assumptions and are subject to risks and uncertainties that could cause actual results or outcomes to differ materially from those expressed in a forward-looking statement, due to a number of factors, which include, but are not limited to, unfavorable changes in the apartment market, changing economic conditions, the impact of inflation/deflation on rental rates and property operating expenses, expectations concerning availability of capital and the stabilization of the capital markets, the impact of competition and competitive pricing, acquisitions, developments and redevelopments not achieving anticipated results, delays in completing developments, redevelopments and lease-ups on schedule, expectations on job growth, home affordability and demand/supply ratio for multifamily housing, expectations concerning development and redevelopment activities, expectations on occupancy levels, expectations concerning the Vitruvian Park ® development, expectations concerning the joint ventures with third parties, expectations that automation will help grow net operating income, expectations on annualized net operating income and other risk factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time, including the Company’s Annual Report on Form 10-K, the Company’s Quarterly Reports on Form 10-Q, the Company’s Current Reports on Form 8-K and the Company’s preliminary prospectus supplement dated May 29, 2012 and the accompanying prospectus dated September 1, 2011. Actual results may differ materially from those described in the forward-looking statements. These forward-looking statements and such risks, uncertainties and other factors speak only as of the date of this press release, and the Company expressly disclaims any obligation or undertaking to update or revise any forward-looking statement contained herein, to reflect any change in the Company’s expectations with regard thereto, or any other change in events, conditions or circumstances on which any such statement is based, except to the extent otherwise required under the U.S. securities laws.

This release and these forward-looking statements include UDR’s analysis and conclusions and reflect UDR’s judgment as of the date of these materials. UDR assumes no obligation to revise or update to reflect future events or circumstances.

Source: UDR, Inc.

Contact: UDR, Inc.

Warren L. Troupe, UDR, Inc.

WTroupe@udr.com

720-283-6120